                                                                    Exhibit 4.13

                                ESCROW AGREEMENT

         This Escrow Agreement, dated as of February 26, 2004 (this "Agreement"), is made by and among Alexandra Global Master Fund Ltd., a British Virgin Islands Company ("Investor"), Generex Biotechnology Corporation, a Delaware Corporation ("Generex") and Eckert Seamans Cherin & Mellott, LLC, a Pennsylvania limited liability company engaged in the practice of law (the "Escrow Agent").

                                    RECITALS

         WHEREAS, Generex and Investor have entered into a Securities Purchase Agreement, dated as of February 6, 2004 (the "Purchase Agreement") pursuant to which Investor has agreed to purchase, and Generex has agreed to sell and issue, certain securities (the "Securities") of Generex pursuant to the terms thereof;

         WHEREAS, pursuant to the Purchase Agreement, the Investor is depositing an aggregate of $1,000,000, representing the full purchase price under the Purchase Agreement, into escrow with the Escrow Agent;

         WHEREAS, upon the deposit of the foregoing purchase price amount, Generex shall deliver the Escrowed Securities (as defined below) to the Escrow Agent notwithstanding the provisions of Section 2.2(a) of the Purchase Agreement that would otherwise provide for the Company to deliver the Escrowed Securities to the Investor on the Escrow Release Date (as defined in the Agreement); and

         WHEREAS, the parties hereto desire to set forth the terms of such escrow and the release of the aforesaid amounts from the escrow and to appoint the Escrow Agent to act in accordance with the terms hereof.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

         1. Definitions; Construction. Capitalized terms used herein but not defined herein shall have the meanings ascribed to such terms in the Purchase Agreement. The rules of construction set forth in the Purchase Agreement shall apply to this Agreement.

         2. Appointment of Escrow Agent. Generex and Investor hereby appoint the Escrow Agent to act as escrow agent in accordance with the terms hereof, and the Escrow Agent hereby accepts such appointment.

         3. Deposit of Escrow Amount and Ecrowed Securities.

                  (a) On the date hereof, Investor shall deposit $1,000,000 in immediately available funds (together with all interest, income and other earnings thereon, the "Escrow Amount") into an attorney escrow or attorney trust account designated by the Escrow Agent ("Escrow Account").

                  (b) On the date hereof, Generex shall deliver into escrow with the Escrow Agent certificates and such other documents or instruments that evidence the Securities (the "Escrowed Securities").

         4. Investment of Escrow Amount. Upon receipt of the Escrow Amount, the Escrow Agent shall, pending the disbursement thereof pursuant to this Agreement, invest the Escrow Amount (a) in accordance with the joint instructions of Generex and the Investor or (b) in the absence of joint instructions, upon the instructions of Generex in (i) direct obligations of, or obligations fully guaranteed by, the United States of America with maturity dates of 90 days or less, (ii) certificates of deposit with maturity dates of 90 days or less issued by commercial banks incorporated under the laws of the United States of America or any state in the United States of America or any domestic branch of a foreign commercial bank, subject to supervision and examination by federal or state banking or depository institution or (iii) money market funds investing in any of the above and rated in the highest applicable category by Standard & Poor's Rating Services and Moody's Investors Service. Any interest received by the Escrow Agent with respect to the Escrow Amount shall accrue to the Escrow Amount and shall remain in the Escrow Account until released from escrow as provided in this Agreement. No investment shall be made in any instrument or security that has a maturity of greater than three (3) months. The Escrow Agent shall notify the Investor and Generex at least monthly of the investments in which the Escrow Amount has been invested. Notwithstanding anything to the contrary contained herein, Escrow Agent may, without notice to Generex or Investor, sell or liquidate any of the foregoing investments at any time if the proceeds thereof are required for any release of funds permitted or required hereunder, and Escrow Agent shall not be liable or responsible for any loss, cost or penalty resulting from any such sale or liquidation.

         5. Disbursements. The Escrow Agent shall dispose of or distribute the Escrow Amount and deliver the Escrowed Securities only in accordance with this
Section 5. Notwithstanding the foregoing, to the extent inconsistent with this Agreement, the basis for claims for such disbursement, and any limitations thereon, shall be governed by the Purchase Agreement, which shall be controlling between Generex and Investor, respectively.

                  (a) Release of Escrow Amount Per Joint Instructions. The Escrow Agent shall disburse the Escrow Amount at any time pursuant to the joint written instructions of Investor and Generex (which may be executed and/or transmitted in counterparts).

                  (b) Disbursement of Escrow Amount to Generex and Delivery of Escrowed Securities to Investor. Upon the Securities and Exchange Commission's ("SEC") declaration of effectiveness of the Registration Statement naming the Investor as selling stockholder and registering the sale by the Investor of the Shares and the Warrant Shares, and to the extent required the Additional Investment Right Shares, and otherwise meeting the requirements of the Registration Rights Agreement, Escrow Agent shall so notify the Investor and Generex. Escrow Agent shall be entitled to rely upon the oral statements of a staff member of the SEC's Division of Corporate Finance as to the declaration of effectiveness. Escrow Agent shall thereafter disburse the Escrow Amount to Generex upon fulfillment of the following terms and conditions:

                           (i) Generex shall have delivered a certificate
("Compliance Certificate") to Escrow Agent, with a copy to the Investor, executed by any one of Mark Fletcher, Rose Perri or Anna Gluskin, dated no earlier than the date the Registration Statement was declared effective, stating that (i) the representations and warranties of Generex contained in the Purchase Agreement and the Registration Rights Agreement were true and correct in all material respects at and as of the dates of those agreements, (ii) Generex has complied with all of its obligations under the Purchase Agreement and the Registration Rights Agreement and (iii) Generex has made the deliveries required by paragraph 2.2(a) of the Purchase Agreement, other than the delivery of the Escrowed Securities; and

                           (ii) The Escrow Agent shall not have received any
notice from the NASDAQ Stock Market that any aspect of the sale of securities and other transactions contemplated by the Purchase Agreement were in violation of the Rules of the NASDAQ Stock Market or that the shares issued and issuable would not be listed on the NASDAQ Stock Market ("NASDAQ Notice").

         If on or before 5:00 p.m., New York City time, on the third business day following the business day on which Investor received the Compliance Certificate, the Investor shall not have provided Escrow Agent with written notice (a "Dispute Notice") that it disputes that the Registration Statement has so become effective, any matter stated in the Compliance Certificate (stating the disputed matter with particularity) or that a NASDAQ Notice has been issued, Escrow Agent shall thereafter disburse the Escrow Amount to Generex and deliver the Escrowed Securities to Investor in accordance with paragraph 2.2(a) of the Securities Purchase Agreement. If the Investor has received an executed written statement from the Escrow Agent that the Escrow Agent has received oral notice of effectiveness staff member of the SEC's Division of Corporate Finance, the Investor shall not dispute the effectiveness of the Registration Statement unless it has written communications from the SEC to the contrary.

                  (c) Disbursement to Investor. At Investor's written election, the Escrow Amount shall be disbursed to Investor under the following circumstances:

                           (i) The SEC issues a stop order with respect to the
Registration Statement, or otherwise states in writing that it will not register the resale of all of securities specified in paragraph 5(a) of this Agreement.; or

                           (ii) The Registration Statement has not become
effective on or before the 120th day following the delivery of the Escrow Amount to Escrow Agent.

                  (d) Dispute as to Fulfillment of Conditions. If Investor shall have timely delivered a Dispute Notice to Escrow Agent, the parties shall thereafter attempt to resolve the matter and Escrow Agent shall thereafter act only upon the joint written instructions of Generex and Investor. It is understood and agreed that should any dispute arise with respect to the delivery and/or ownership or right of possession of the Escrow Amount held by the Escrow Agent hereunder, the Escrow Agent is authorized and directed in the Escrow Agent's sole discretion (i) to retain in the Escrow Agent's possession without liability to anyone all or any part of the Escrow Amount and the Escrowed Securities until such disputes shall have been settled either by mutual written agreement of the parties concerned by a final order, decree or judgment of a board of arbitration or a court of competent jurisdiction after the time for appeal has expired and no appeal has been perfected, but the Escrow Agent shall be under no duty whatsoever to institute or defend any such proceedings, or (ii) to deliver the Escrow Amount, the Escrowed Securities and any other property and documents held by the Escrow Agent hereunder to a state or Federal court having competent subject matter jurisdiction and located in the Commonwealth of Pennsylvania, City of Philadelphia, or at Escrow Agent's option, the State and City of New York, in accordance with the applicable procedure therefore. Upon delivery to such court, Escrow Agent shall be relieved of all further duties hereunder.

                  (e) Court Order. Notwithstanding any provision in this Agreement to the contrary, the Escrow Agent shall disburse the Escrow Amount in accordance with a final judgment or final court order from a court of competent jurisdiction directing disposition of the Escrow Amount (a "Court Order"). A judgment or order under any provision of this Agreement shall not be deemed to be final until the time within which an appeal may be taken therefrom has expired and no appeal has been taken, or until the entry of a judgment or order from which no appeal may be taken. The Escrow Agent shall be entitled to receive and may conclusively rely on an opinion of counsel to the presenting party to the effect that a Court Order as referred to in this Section is final and nonappealable and from a court of competent jurisdiction.

                  (f) Delivery of Escrowed Securities to Generex. Upon the receipt by Escrow Agent of (i) (a) joint written instructions of Generex and Investor, or (b) a final court order from a court of competent jurisdiction, directing the disposition of the Escrow Amount to Investor or (ii) an election notice from Investor pursuant to Section 5(c) hereof, Escrow Agent shall, simultaneously with the disbursement of the Escrow Amount, deliver the Escrowed Securities to Generex at the address of Generex set forth in Section 10 hereof .

         6. Taxes. Generex shall be deemed to be the owner of the Escrow Amount for tax purposes and shall be responsible for any tax resulting therefrom, unless and until it shall be determined that the Investor is entitled to return of the Escrow Amount. To the extent that the Escrow Agent becomes liable for the payment of taxes on behalf of another party hereunder, including withholding taxes, in respect of interest, income and other earnings from the investment of the Escrow Amount held hereunder or any payment made hereunder, the Escrow Agent may pay such taxes on behalf of such party from funds on deposit under this Agreement. The Escrow Agent may withhold from any payment of monies to the party on whose behalf the taxes were paid, such amount as the Escrow Agent reasonably estimates to be sufficient to provide for the payment of such taxes not yet paid, and shall use the sums withheld solely for that purpose.

         7. Escrow Agent.

                  (a) The Escrow Agent undertakes to perform only such duties as are expressly set forth herein.

                  (b) The Escrow Agent may rely and shall be protected in acting or refraining from acting upon any notice, instruction or request furnished to it in writing hereunder and reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties.

                  (c) The Escrow Agent shall not be liable for any action taken by it in good faith without gross negligence, and may consult with counsel of its own choice and shall have full and complete authorization and protection for any reasonable action taken or suffered by it hereunder in good faith and in accordance with the written opinion of such counsel.

                  (d) The Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving notice in writing of such resignation specifying a date (not less than thirty (30) days after the giving of such notice) when such resignation shall take effect, and by transferring all funds then held by it pursuant to this Agreement to the successor escrow agent. Promptly after such notice, Generex and the Investor shall by mutual agreement appoint a successor escrow agent, such escrow agent to hold the Escrow Amount and the Escrowed Securities upon the resignation date specified in such notice. If a successor escrow agent is not appointed within thirty (30) days, the Escrow Agent shall have the right to petition any court of competent jurisdiction for the appointment of a successor escrow agent. Generex and the Investor may by mutual agreement at any time substitute a new escrow agent by giving fifteen
(15) days' notice thereof to the Escrow Agent then acting. The Escrow Agent shall continue to serve until its successor accepts the escrow and receives delivery of the Escrow Amount and the Escrowed Securities.

                  (e) Generex and the Investor agree, jointly and severally, to indemnify the Escrow Agent for, and to hold it harmless against, any loss, liability or expense incurred by it, arising out of or in connection with its entering into this Agreement and carrying out its duties hereunder, including the costs and expenses of defending itself against any claim of liability in the premises, other than as incurred by reason of its willful or reckless misconduct or bad faith. The provisions of this section shall survive the resignation or removal of the Escrow Agent and the termination of this Agreement.

                  (f) The Escrow Agent's duties hereunder may be altered, amended, modified or revoked only by a writing signed by Generex, Investor and the Escrow Agent.

                  (g) The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person or corporation, excepting only orders or process of courts of law and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case the Escrow Agent obeys or complies with any such order, judgment or decree, the Escrow Agent shall not be liable to any of the parties hereto or to any other person, firm or corporation by reason of such decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

                  (h) The Escrow Agent has acted as legal counsel for Generex, and may continue to act as legal counsel for Generex , from time to time, notwithstanding its duties as the Escrow Agent hereunder. Investor consents to the Escrow Agent acting in such capacity as legal counsel for Generex and waives any claim that such representation represents a conflict of interest on the part of the Escrow Agent. The Investor understands that Generex and the Escrow Agent are relying explicitly on the foregoing provision in entering into this Escrow Agreement. Notwithstanding the foregoing, Escrow Agent shall not represent Generex in any proceeding resulting from Escrow Agent's payment of the Escrow Amount into court as contemplated in paragraph 5(d).

         8. Termination. This Agreement shall terminate upon the release from escrow of the entire Escrow Amount and delivery of the Escrowed Securities in accordance with this Agreement.

         9. Representations. Each of the Escrow Agent, Generex and Investor hereby represents and warrants to the other parties (a) that this Agreement has been duly executed by it and constitutes the valid and legally binding obligation of it, enforceable against it in accordance with the terms hereof, except as may be limited by any bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors' rights generally and (b) that the execution, delivery and performance of this Agreement does not and will not violate any applicable law or regulation. The Escrow Agent hereby represents and warrants that the funds held in the Escrow Account, at all times when held by the Escrow Agent, will not be subject to any lien, claim or other encumbrance.

         10. General.

                  (a) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon receipt if delivered personally or sent by facsimile transmission (receipt of which is confirmed mechanically, personally or by email), or the day after when sent by courier service promising overnight delivery (with delivery confirmed the next day) or three (3) business days after deposit in the U.S. mails, first class postage prepaid. Notices shall be addressed as follows:

(i) if to the Investor:

Alexandra Global Mentor Fund, Ltd.
c/o Alexandra Investment Management, LLC
767 Third Avenue, 39th Floor
New York, NY 10017
Attention:  Mr. Slava Volman
Facsimile:  212-301-1810

with copy to

Law Offices of Brain W. Pusch
Penthouse Suite
29 West 57th Street
New York, NY 10019
Attention: Brian W. Pusch
Facsimile:  212-980-7055

(ii) If to Generex:

Generex Biotechnology Corporation
33 Harbour Square, Suite 202
Toronto, Ontario Canada M5J 2G2
Attention:  Anna E. Gluskin
Facsimile:  (416) 364-9363

With a copy to Escrow Agent

(iii) If to Escrow Agent:

Eckert Seamans Cherin & Mellott, LLC
1515 Market Street, Ninth Floor
Philadelphia, PA  19102
Attention:  Gary A. Miller.
Facsimile:  (215) 851-8383

                  (b) Entire Agreement. This Agreement, the Purchase Agreement, and the other Transaction Documents entered into in connection herewith and therewith, constitute the entire agreement between the parties with respect to the transactions contemplated hereby and thereby and supersede all written (other than the Transaction Documents) or verbal representations, warranties, commitments and other understandings prior to the date hereof. Notwithstanding the immediately preceding sentence, the delivery of the Escrowed Securities to the Escrow Agent hereunder and the provisions hereof regarding release of the Escrowed Securities to the Investor as provided herein shall be deemed to modify Sections 2.1 and 2.2 of the Purchase Agreement. No reference shall be made to any draft of this Agreement, any other document or any Schedule or Exhibit hereto for purposes of interpretation or resolution of ambiguity or otherwise.

                  (c) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  (d) Severability. If any provision of this Agreement shall be held to be unenforceable or invalid by any court of competent jurisdiction or as a result of future legislative action, such holding or action shall be strictly construed and shall not alter the enforceability, validity or effect of any other provision of this Agreement.

                  (e) Assignability. This Agreement shall be binding upon and shall inure to the benefit of the successors and permitted assigns of the parties hereto. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, by any party hereto without the prior written consent of the other parties hereto.

                  (f) Third Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of each of the parties hereto and their respective successors and permitted assigns, and it is not the intention of the parties hereto to confer third party beneficiary rights.

                  (g) Captions. The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

                  (h) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to any principles of conflict of laws.

                  (i) Amendment and Waiver. This Agreement may be amended, modified, supplemented or waived only by an instrument in writing signed by Generex, the Escrow Agent and the Investor.

                  (j) Limited Liability. The Escrow Agent shall have only those duties as are specifically provided herein, which shall be deemed purely ministerial in nature, and shall under no circumstance be deemed a fiduciary for any of the parties to this Agreement. The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of the terms and conditions of any other agreement, instrument or document between the other parties hereto, in connection herewith, including without limitation the Purchase Agreement. This Agreement sets forth all matters pertinent to the escrow contemplated hereunder, and no additional obligations of the Escrow Agent shall be inferred from the terms of this Agreement or any other agreement. IN NO EVENT SHALL THE ESCROW AGENT BE LIABLE, DIRECTLY OR INDIRECTLY, FOR ANY SPECIAL, INDIRECT OR CONSEQUENTIAL LOSSES OR DAMAGES OF ANY KIND WHATSOEVER (INCLUDING BUT NOT LIMITED TO LOST PROFITS), EVEN IF THE ESCROW AGENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES

                                 * * * * * * * *

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



         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date and year first above written.

ESCROW AGENT                                                   INVESTOR

ECKERT SEAMANS CHERIN & MELLOTT, as Escrow Agent               ALEXANDRA GLOBAL MASTER FUND, LTD.


By:  /s/ Gary A. Miller                                        By:  /s/ Mikhail Filimonov
     ------------------                                             -----------------------------
     Name:  Gary A. Miller                                     Name: Mikhail Filimonov
     Title:  Member                                            Title: Director




GENEREX

GENEREX BIOTECHNOLOGY CORPORATION


By:  /s/ Mark A. Fletcher
     --------------------
     Name: Mark Fletcher
     Title:  Executive Vice President